UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES ACT OF 1934

Date of report (Date of earliest event reported): February 3, 2016

Kennametal Inc.

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania	1-5318	25-0900168
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

World Headquarters 600 Grant Street Suite 5100 Pittsburgh, Pennsylvania	15219
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (412) 248-8200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the fling obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 4, 2016, Kennametal Inc. (“Kennametal” or the “Company”) announced the appointment of Ronald M. DeFeo to serve as President and Chief Executive Officer of the Company. Mr. DeFeo will continue to serve as a member of the Board of Directors of the Second Class, holding office until the Annual Meeting of Shareowners in 2018 and until a successor shall have been elected and qualified or until his earlier death, resignation or removal. The Company issued a press release reporting this appointment on February 4, 2016, a copy of which is attached hereto as Exhibit 99.1. Mr. DeFeo succeeds Donald A. Nolan, the Company’s President and Chief Executive Officer, who left the Company on February 3, 2016 to pursue other interests after serving as the Company’s President and Chief Executive Officer since November 17, 2014. Mr. Nolan will no longer serve as a member of the Company’s Board of Directors effective February 3, 2016.

Mr. DeFeo, age 63, has served as a Kennametal Board member since 2001. Mr. DeFeo served as the Chairman of the Board and Chief Executive Officer of Terex Corporation (a global manufacturer of machinery and industrial products), from March 1998 and March 1995, respectively, until his retirement from Terex at the end of 2015. From October 1993 through December 2006, Mr. DeFeo was also the President and Chief Operating Officer of Terex. He joined Terex in 1992 as the President of the Heavy Equipment Group and later assumed responsibility for Terex’s former Clark Material Handling Company subsidiary. Before joining Terex, Mr. DeFeo was a Senior Vice President of J.I. Case Company, the former Tenneco farm and construction equipment division and also served as a Managing Director of Case Construction Equipment throughout Europe. While at J.I. Case Company, Mr. DeFeo was also a Vice President of North American Construction Equipment Sales and General Manager of Retail Operations. Mr. DeFeo holds a Bachelor’s of Arts degree in Economics and Philosophy from Iona College.

In connection with his appointment as President and Chief Executive Officer, Mr. DeFeo entered into an employment agreement with Kennametal, effective as of February 4, 2016. Under the terms of the employment agreement, Mr. DeFeo will be entitled to the following:

•	Annual base salary of $1,000,000.

•	Cash signing bonus of $200,000, to be repaid in full if Mr. DeFeo voluntarily resigns or is terminated for cause from the Company on or before February 3, 2017.

•	Participation in the Company’s Prime Bonus Plan with a target bonus of 100% of annual base salary. Achievement of 2016 Prime Bonus to be measured based on achievement of the Company’s performance goals for 2016 (this portion will be pro-rated for the five months worked in fiscal 2016).

•	An individual cash performance award for fiscal 2016 with a maximum amount of up to $350,000 paid based on achievement of specified strategic performance goals set by the compensation committee (this portion will not be pro-rated for 2016).

•	Near the beginning of each fiscal year during the term of his employment, subject to Board approval, Mr. DeFeo will be eligible to receive a long-term incentive grant consisting of one or more of the following: Performance Stock Units (PSU’s), Stock Options and Restricted Stock Units (RSU’s).

•	Participation in all general employee benefit plans and programs as well as participation in the Company’s Executive Retirement Program.

•	While Mr. DeFeo serves as President and Chief Executive Officer, he will not sit on any Board committees or receive any additional compensation for his Board service. His existing outstanding equity awards for his prior Board service as a non-employee director will continue to vest and/or become exercisable, or be settled in shares, as applicable, in accordance with their original schedules, provided Mr. DeFeo continues to provide services to the Company.

Mr. DeFeo also received a special long-term incentive grant on February 4, 2016 under Kennametal’s Stock and Incentive Plan of 2010 (as amended and restated on October 22, 2013 and its further amendments) (the “LTIP Plan”) consisting of 50% stock options and 50% restricted stock units, which will vest in three equal parts on each of the first three anniversary dates of the grant date. The number of stock options and restricted stock units granted were 128,716 and 29,347, respectively. These awards were granted pursuant to a nonstatutory stock option award agreement and a restricted unit award agreement.

Under the employment agreement, Mr. DeFeo’s employment as President and Chief Executive Officer will be on an at-will basis and the Company may terminate Mr. DeFeo with or without cause after providing the requisite numbers of days’ notice. Upon termination, Mr. DeFeo will not be entitled to any severance or similar cash payment. Under the terms of his employment agreement, Mr. DeFeo is subject to a one-year post-termination non-compete and non-solicitation obligation. There are no related-party transactions with respect to Mr. DeFeo required to be disclosed pursuant to Item 404(a) of Regulation S-K.

A copy of the employment agreement is being filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference into this Item.

Similarly, the award agreements for the special long-term incentive grant made on February 4, 2016 are being filed as Exhibits 10.2 and 10.3, respectively, to this Current Report on Form 8-K and are incorporated by reference into this Item.

The descriptions of the employment agreement and the award agreements for the special long-term incentive grant are not complete and are qualified in their entirety by reference to the agreements filed as exhibits to this Current Report on Form 8-K.

Item 8.01	Other Events.

On February 4, 2016, the Company issued a press release announcing Mr. DeFeo’s appointment as President and Chief Executive Officer. A copy of this press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Officer’s Employment Agreement dated February 4, 2016

10.2	Form of Stock Option Award Agreement

10.3	Form of Restricted Stock Unit Award Agreement

99.1	Press Release dated February 4, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 5, 2016	Kennametal Inc.

	By:	/s/ Kevin G. Nowe
Kevin G. Nowe
Vice President, Secretary and General Counsel